EXHIBIT 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT (the “Third Amendment”) is made and entered into as of December 2, 2016, by and among EDGEWATER TECHNOLOGY, INC., a Delaware corporation (the “Company”) and SHIRLEY SINGLETON (“Employee”).

RECITALS

WHEREAS, Company and Employee entered into that certain Employment Agreement dated June 12, 2007 (the “Employment Agreement”) for a term commencing on June 12, 2007 and continuing through December 31, 2010; and

WHEREAS, Company and Employee by their First Amendment to Employment Agreement agreed to extend the term of the Employment Agreement through December 31, 2013; and

WHEREAS, Company and Employee by their Second Amendment to Employment Agreement agreed to extend the term of the Employment Agreement through December 31, 2016; and

WHEREAS, Company and Employee now desire again to extend the term of the Employment Agreement for a period of (1) year; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. The term of the Employment Agreement is extended for an additional term commencing on January 1, 2017 and continuing until December 31, 2017, unless terminated sooner in accordance with Sections 5 or 6 of the Employment Agreement.

2. Section 3.1 of the Employment Agreement is amended and restated as follows:

Base Salary. The Company shall pay to Employee a Base Salary at the rate of $450,000.00 per annum through the expiration of the term, payable bi-weekly as per normal pay practices of the Company. Such Base Salary shall be subject to increase based upon review by the Compensation Committee of the Company (the “Committee”) from time to time.

3. Section 5 of the Employment Agreement is amended by adding the following new subsection 5(c)(iii):

For purposes hereof, the failure of the Company, at any time subsequent to December 2, 2016, to renew this Agreement upon all of the same terms and conditions set forth in this Agreement for a period of at least one (1) year shall be deemed to be a termination by the Company of the Employee pursuant to Section 5(a)(iv) above and as a termination which is not for Cause; and, in such event, upon the expiration of the Term of this Agreement, Employee shall be entitled to all of the benefits specified in Section 5(c)(ii) or Section 6(a)of this Agreement, as applicable. The foregoing provision shall not be applicable, and the Employee shall not be entitled to Severance Benefits if this Agreement is terminated by the Company for Cause prior to the expiration date of this Agreement.

4. Except as expressly amended as set forth herein, all other terms and conditions of the Employment Agreement, the First Amendment to the Employment Agreement and the Second Amendment to the Employment Agreement shall remain in full force and effect, unaltered and unaffected hereby, and the parties hereby ratify and confirm their rights and obligations as set forth in said Employment Agreement, as amended herein.

5. This Third Amendment shall be construed and interpreted in accordance with the laws of the State of Delaware.

6. This Third Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile or PDF shall be effective as delivery of a manually-executed counterpart of this Third Amendment.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first set forth above, intending this document to take effect as a sealed instrument.

COMPANY:
EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name:	Timothy R. Oakes
Title:	Chief Financial Officer

EMPLOYEE:

/s/ Shirley Singleton
Shirley Singleton